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Exhibit 21.1

WILLDAN GROUP, INC.

LIST OF SUBSIDIARIES(a)

	Name of Entity	Jurisdiction of Organization	Ownership Interest
1.	Willdan Engineering	California	100% Willdan Group, Inc.
2.	Willdan Energy Solutions	California	100% Willdan Group, Inc.
3.	Public Agency Resources	California	100% Willdan Group, Inc.
4.	Willdan Financial Services	California	100% Willdan Group, Inc.
5.	Willdan Homeland Solutions	California	100% Willdan Group, Inc.

(a)
As of December 28, 2012.

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  Exhibit 21.1
WILLDAN GROUP, INC. LIST OF SUBSIDIARIES(a)